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                                                                    Exhibit 12.1

                           HUNTSMAN INTERNATIONAL LLC
                       RATIO OF EARNINGS TO FIXED CHARGES

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

                                                                                                             Huntsman
                                                                                                 Huntsman    Specialty
                                                                        Huntsman    Huntsman     Specialty   Ten         Predecessor
                                               Year       Huntsman      Int'l Six   Specialty    Year        Months      Two
                                               Ended      Int'l Year    Months      Six Months   Ended       Ended       Months
                                               Dec. 31,   Ended Dec.    Ended Dec.  Ended June   Dec. 31,    Dec. 31,    Ended Feb.
                                               2001       31, 2000      31, 1999    30, 1999     1998        1997        28, 1997
                                               ---------  -----------   ----------  -----------  ---------   ---------   -----------
                                                                         (dollars in millions)
Fixed Charges:
Interest Expense (includes amortization of
deferred financing costs) ................       $ 228        $ 222       $ 104       $  18       $  40       $  35       $  --
Interest portion of rent expense .........           6            7           5          --          --          --
                                                 -----        -----       -----       -----       -----       -----       -----

Total Fixed Charges ......................       $ 234        $ 229       $ 109       $  18       $  40       $  35       $   0
                                                 =====        =====       =====       =====       =====       =====       =====

Earnings:
Income (loss) from operations before taxes       $ (83)       $ 184       $ 100       $  35       $  15       $   5       $  (6)
Fixed Charges: ...........................       $ 234        $ 229       $ 109       $  18       $  40       $  35       $   0
Less:
Minority interest in pre-tax income of
subsidiaries .............................       $   2        $   3       $   1          --          --          --          --
                                                 -----        -----       -----       -----       -----       -----       -----

Total Earnings ...........................       $ 149        $ 410       $ 208       $  53       $  55       $  40       $  (6)
                                                 =====        =====       =====       =====       =====       =====       =====

Ratio of Earnings to Fixed Charges .......          --         1.8x        1.9x        2.9x        1.4x        1.1x          --
Deficiency of Earnings to Fixed Charges ..       $  85           --          --          --          --          --       $   6
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